Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CellStar Corporation:

We consent to incorporation by reference in the Registration Statements previously filed on Form S-8 (Nos. 33-87754, 333-23381, 333-77415, 333-89298 and 333-121590) of CellStar Corporation of our report dated January 10, 2003, except as to the third paragraph of note 12, which is as of October 19, 2003, and note 2, which is as of September 2, 2005, relating to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of CellStar Corporation and subsidiaries as of November 30, 2002.

Our report refers to the Company restating its consolidated financial statements as of November 30, 2002.

/s/ KPMG LLP

Dallas, Texas

September 2, 2005